SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. )

☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

NAVIDEA BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SPECIAL MEETING OF STOCKHOLDERS

July 3, 2023

Dear Stockholder:

You are cordially invited to join us for the Special Meeting of Stockholders of Navidea Biopharmaceuticals, Inc. on July 27, 2023 at 1:00 p.m. Eastern Time. The Special Meeting will be a completely virtual meeting conducted via webcast. At the Special Meeting, you will be asked to approve the proposals described in the Notice of Special Meeting of Stockholders and proxy statement which accompany this letter.

We hope you will be able join us for the meeting, but regardless of your plans, we ask that you please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote online or by telephone, so that your shares will be represented at the meeting.

Very truly yours,

/s/ John K. Scott, Jr.

John K. Scott, Jr.
Vice Chairman

NAVIDEA BIOPHARMACEUTICALS, INC.

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Navidea Biopharmaceuticals, Inc.:

The Special Meeting of Stockholders (the “Special Meeting”) of Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”, “we”, “our”, or “us”), will be held on July 27, 2023 at 1:00 p.m. Eastern Time. The Special Meeting will be a virtual meeting conducted via webcast. At the Special Meeting, our stockholders will be asked:

1.

To approve, for the primary purpose of maintaining the Company’s listing on NYSE American, an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect, on or prior to the one-year anniversary of the date of the Special Meeting, a reverse split of the our common stock at a ratio between 1-for-20 and 1-for-50, with such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors (the “Reverse Stock Split Proposal”); and

2.	To approve, for purposes of facilitating the raising of equity to fund the Company’s working capital needs, maintaining the Company’s listing on NYSE American, and complying with Section 713(a) and Section 713(b) of the NYSE American Company Guide, the issuance of more than 19.99% of our outstanding shares of common stock to our Vice Chairman, John K. Scott, Jr. upon conversion of our Series J convertible preferred stock, which issuance will also result in a “change of control” of our company under the NYSE American listing rules (the “Preferred Stock Conversion and Change of Control Proposal”).

The Board of Directors has fixed the close of business on July 3, 2023 as the record date for the determination of stockholders entitled to notice of and to vote during the Special Meeting and any adjournment thereof. A list of stockholders will be available for examination by any stockholder during the Special Meeting and for a period of 10 days before the Special Meeting at the executive offices of the Company. You will not be able to attend the Special Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 27, 2023: The proxy statement is available at www.proxyvote.com.

Whether or not you plan to join us for the Special Meeting, please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote your proxy online or by telephone.

By Order of the Board of Directors

/s/ John K. Scott, Jr.

John K. Scott, Jr.
Dublin, Ohio
July 3, 2023

TABLE OF CONTENTS

GENERAL INFORMATION	1
PROPOSAL 1 – AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT REVERSE STOCK SPLIT	5
PROPOSAL 2 – APPROVAL OF THE ISSUANCE OF MORE THAN 19.99% OF OUR OUTSTANDING COMMON STOCK UPON CONVERSION OF SERIES J PREFERRED STOCK AND THE RESULTING “CHANGE OF CONTROL” UNDER THE NYSE AMERICAN LISTING RULES	12
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
OTHER BUSINESS	16
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS	16
WHERE YOU CAN FIND MORE INFORMATION	16

NAVIDEA BIOPHARMACEUTICALS, INC.

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

SPECIAL MEETING OF STOCKHOLDERS

July 27, 2023

PROXY STATEMENT

Dated July 3, 2023

GENERAL INFORMATION

Date, Time and Place of Special Meeting

The Special Meeting of Stockholders (the “Special Meeting”) of Navidea Biopharmaceuticals, Inc. (“Navidea,” the “Company,” “we,” “our,” or “us”) will be held on July 27, 2023 at 1:00 p.m. Eastern Time. The Special Meeting will be held on a virtual-only basis with no physical location. You will be able to participate in the virtual meeting online and vote your shares electronically during the meeting. The meeting may be accessed online at www.virtualshareholdermeeting.com/NAVB2023SM. When prompted, enter your 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Questions will not be taken during the meeting, however you may submit questions in advance of the meeting via the Internet at www.proxyvote.com. Questions will be read and addressed during the meeting.

Solicitation of Proxies by Board of Directors

This proxy statement is being furnished to the stockholders of Navidea Biopharmaceuticals, Inc. in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) to be voted at the Special Meeting to be held on July 27, 2023 at 1:00 p.m. Eastern Time, and any adjournment thereof. A copy of the proxy statement and accompanying proxy card are being mailed to all stockholders of record entitled to vote at the Special Meeting on or about July 5, 2023. These proxy materials are also available for viewing on the Internet at www.proxyvote.com. You will need your 16-digit control number to access these materials. All expenses in connection with the solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Stockholders Entitled to Vote at Special Meeting

Stockholders of record at the close of business on July 3, 2023 (the “Record Date”) are entitled to notice of and to vote during the Special Meeting. As of July 3, 2023, there were 96,399,385 shares of common stock, par value $0.001 per share (“Common Stock”), 2,270 shares of Series G Redeemable Preferred Stock (“Series G Preferred Stock”), 4,145 shares of Series I Convertible Preferred Stock (“Series I Preferred Stock”), 11,000 shares of Series J Convertible Preferred Stock (“Series J Preferred Stock”) and 84,199 shares of Series K Preferred Stock outstanding. Each holder of Common Stock of record on the Record Date is entitled to one vote per share held with respect to all matters which may be brought before the Special Meeting. Each holder of Series K Preferred Stock of record on the Record Date will only be entitled to vote such shares on the Reverse Stock Split Proposal to the extent that such shares have not been automatically redeemed in the Initial Redemption (defined below). Holders of Series G Preferred Stock, Series I Preferred Stock and Series J Preferred Stock are not entitled to vote at the Special Meeting. Whether or not you plan to join us for the Special Meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. Stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposals being voted on at the Special Meeting.

As previously announced on June 16, 2023, the Board of Directors declared a dividend of one one-thousandth (1/1,000th) of a share of Series K Preferred Stock for each outstanding share of Common Stock to stockholders of record of Common Stock as of 5:00 p.m. Eastern Time on June 27, 2023. The holders of Series K Preferred Stock have 1,000,000 votes per whole share of Series K Preferred Stock (i.e., 1,000 votes per one one-thousandth of a share of Series K Preferred Stock) and are entitled to vote with the Common Stock, together as a single class, on the Reverse Stock Split Proposal, but are not otherwise entitled to vote on any other proposal to be presented at the Special Meeting. Notwithstanding the foregoing, each share of Series K Preferred Stock redeemed pursuant to the Initial Redemption will have no voting power with respect to the Reverse Stock Split Proposal or any other matter. Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split Proposal, when a holder of Common Stock submits a vote on the Reverse Stock Split Proposal, the corresponding number of shares of Series K Preferred Stock (or fraction thereof) held by such holder will be automatically cast in the same manner as the vote of the share of Common Stock (or fraction thereof) in respect of which such share of Series K Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose be-half such proxy or ballot is submitted will be deemed to include all shares of Series K Preferred Stock (or fraction thereof) held by such holder. Holders of Series K Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series K Preferred Stock on the Reverse Stock Split Proposal or any other matter brought before the Special Meeting. For example, if a stockholder holds 10 shares of Common Stock (entitled to one vote per share) and votes in favor of the Reverse Stock Split Proposal, then 10,010 votes will be recorded in favor of the Reverse Stock Split Proposal, because the stockholder’s shares of Series K Preferred Stock will automatically be voted in favor of the Reverse Stock Split Proposal alongside such stockholder’s shares of Common Stock, unless otherwise provided on any applicable proxy for ballot with respect to voting on such proposals.

All shares of Series K Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls at the Special Meeting will be automatically redeemed (the “Initial Redemption”). Any outstanding shares of Series K Preferred Stock that have not been redeemed pursuant to the Initial Redemption will be redeemed in whole, but not in part, (i) if and when ordered by our Board of Directors or (ii) automatically upon the approval by the Company’s stockholders of the Reverse Stock Split Proposal at any meeting of the stockholders held for the purpose of voting on such proposal.

How to Vote

If you are a stockholder of record, you may vote your shares in the following ways:

•         By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on July 26, 2023.

•         By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card. Votes submitted through the Internet must be received by 11:59 p.m. Eastern Time on July 26, 2023.

•         By Mail. You may vote by mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. Sign your name exactly as it appears on the proxy cards. Votes submitted through the mail must be received by July 26, 2023.

•         During the Special Meeting. Instructions on how to vote while participating in the Special Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/NAVB2023SM.

If you vote via the Internet or by telephone, you do not need to return your proxy card.

If you hold your shares in street name, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee.

The shares represented by the accompanying proxy will be voted as directed if the proxy is properly completed, signed, and received by us or otherwise properly voted on the Internet or by telephone. If you are a holder of record and you sign, date, and send in your proxy but do not indicate how you want to vote, your proxy will be voted “For” Proposals 1 and 2.

Any stockholder returning the accompanying proxy has the power to revoke it at any time before its exercise by giving notice of revocation to the Company, by duly executing and delivering to the Company a proxy card bearing a later date, or by voting online during the Special Meeting. Please note, however, if your shares are held of record by a broker, bank, or other nominee and you wish to vote during the Special Meeting, you must obtain from the record holder a proxy issued in your name.

Please note that if your shares are held of record by a bank, broker, or other nominee and you provide instructions to that nominee on a form you received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote online during the Special Meeting unless you obtain a legal proxy from the bank, broker, or other nominee. In such event, your online participation in the Special Meeting will not, by itself, revoke prior voting instructions.

Quorum Requirement

Under our second amended and restated bylaws (“Bylaws”), the presence, in person or by proxy, of the holders of one-third of the outstanding shares of our capital stock entitled to vote is necessary to constitute a quorum for the transaction of business during the Special Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

Broker Non-Votes

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker holding the shares as to how to vote on matters deemed “non-routine” and there is at least one “routine” matter to be voted upon at the meeting. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions, the broker can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker votes shares on the “routine” matters, but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

The Reverse Split Proposal is considered a “routine” matter and therefore, brokers will have discretionary authority to vote on this proposal. The Preferred Stock Conversion and Change of Control Proposal is considered non-routine. If you do not instruct your broker how to vote, your broker may not vote your shares with respect to the non-routine proposal. We encourage you to provide voting instructions to any broker, bank or other nominee that holds your shares by carefully following the instructions provided in the notice from such entity.

Voting Standards

For Proposal 1, the affirmative vote of a majority of the voting power of the outstanding shares of our Common Stock and Series K Preferred Stock entitled to vote at the Special Meeting is required to approve the Reverse Stock Split Proposal. Abstentions and broker non-votes will have the same effect as votes “Against” the Reverse Stock Split Proposal. Please refer to the discussion under “Stockholders Entitled to Vote at Special Meeting” above for a description of the Series K Preferred Stock. All shares of Series K Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls at the Special Meeting will be automatically redeemed, and, therefore, will not be outstanding or entitled to vote on the Reverse Stock Split Proposal.

For Proposal 2, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal is required to approve the Preferred Stock Conversion and Change of Control Proposal. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal. Broker non-votes will be disregarded and will have no effect.

Virtual Meeting

We will be hosting the Special Meeting live via the Internet. A summary of the information you need to virtually participate in the Special Meeting online is provided below:

●	Any stockholder on the record date can attend the Special Meeting via the Internet at www.virtualshareholdermeeting.com/NAVB2023SM.

●	Webcast starts at 1:00 p.m. Eastern Time.

●	Online check-in will begin at 12:45 p.m. Eastern Time.

●	Please have the 16-digit number printed on the proxy card or on the instructions that accompanied your proxy materials.

●	Stockholders may vote while attending the Special Meeting on the Internet.

●	Webcast replay of the Special Meeting will be available at www.virtualshareholdermeeting.com/NAVB2023SM beginning July 28, 2023 until July 28, 2024.

If you encounter any difficulties accessing the Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page. Technical support will be available starting at 12:45 p.m. Eastern Time on July 27, 2023.

If you would like to submit a question, you may do so in advance of the Special Meeting at www.proxyvote.com after logging in with your 16-digit control number.

We ask that you limit your questions to those that are relevant to the Special Meeting. Questions may not be addressed if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered.

PROPOSAL 1

APPROVAL OF REVERSE STOCK SPLIT PROPOSAL

Overview

Subject to stockholder approval, the Board of Directors has approved an amendment (the “Amendment”) to the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our issued and outstanding Common Stock at a ratio between 1-for-20 and 1-for-50, with such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors. The primary purpose of the reverse stock split is to increase the per share price of our Common Stock in order to maintain the listing of our Common Stock on the NYSE American. Our Board of Directors believes that, in addition to increasing the price of our common stock, the reverse stock split would make our Common Stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in the Company’s and our stockholders’ best interests.

No further action on the part of stockholders will be required to implement the reverse stock split, or to select the specific ratio for the reverse stock split. If the proposal is approved by stockholders and the Board determines to implement the reverse stock split, we would communicate to the public, prior to filing the Amendment, additional details about the reverse stock split.

The Board of Directors reserves the right not to file the Amendment if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Company or its stockholders. If the Board of Directors does not implement the reverse stock split prior to the one-year anniversary of the date on which the reverse stock split is approved by the stockholders at the Special Meeting, the authority granted in this proposal to implement the reverse stock split will terminate and the Amendment will be abandoned.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the reverse stock split as that stockholder held immediately before the reverse stock split.

We believe proposing multiple ratios for the reverse stock split, rather than proposing that stockholders approve a specific ratio at this time, provides us with the most flexibility to achieve the desired results of the reverse stock split based on the Board of Director’s then-current assessment of the factors described below under “Determination of Reverse Stock Split Ratio.” If the Board of Directors decides to implement a reverse stock split, the Company will file Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware and the reverse stock split will be effective when it is filed with the Secretary of State of the State of Delaware or such later time as is chosen by the Board and set forth in the Amendment.

The form of Amendment to accomplish the reverse stock split is attached to this proxy statement as Appendix A. The following discussion is qualified in its entirety by the full text of the proposed Amendment, which is hereby incorporated by reference.

Purposes of the Reverse Stock Split Proposal

To continue our listing on the NYSE American, we must comply with NYSE American rules. NYSE American Company Guide Section 1003(f)(v) provides that the NYSE American may delist a security when it sells for a substantial period of time at a low price per share. Our Common Stock has traded below $1.00 since May 3, 2022, and on June 30, 2023, the closing price was $0.09. The market price of our Common Stock has been and is expected to continue to be highly volatile. Our Board of Directors has considered the potential harm to us and our stockholders should NYSE American delist our Common Stock from NYSE American. Delisting could adversely affect the liquidity of our Common Stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons. The Board of Directors believes that a reverse stock split is a potentially effective means for us to increase the per share market price of our Common Stock and to avoid, or at least mitigate, the likely adverse consequences of our Common Stock being delisted from the NYSE American by producing the immediate effect of increasing the bid price of our Common Stock.

The Board of Directors believes that a potential increase in the market price of our Common Stock as a result of the reverse stock split may improve marketability and liquidity of our Common Stock and further encourage interest and trading in our Common Stock. In addition, it is possible that some institutional investors and investment funds may be reluctant to invest, and, in some cases, may be prohibited from investing, in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. The reverse stock split could increase our market price to a level that would be viewed more favorably by potential investors. Further, brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. As a result, certain investors may also be dissuaded from purchasing lower-priced stock. A higher stock price after the reverse stock split may reduce this concern.

Determination of Reverse Stock Split Ratio

The Board of Directors believes that stockholder approval of this proposal granting our Board of Directors discretion to implement the reverse stock split at a ratio between 1-for-20 and 1-for-50 is advisable and in the best interests of our Company and stockholders because it is not possible to predict market conditions at the time the reverse stock split would be implemented. We believe that enabling our Board of Directors to set the ratio within the stated range will provides us with the most flexibility to achieve the desired results of the reverse stock split. The reverse stock split ratio to be selected by the Board of Directors will be not more than 1-for-50. We will publicly announce the chosen ratio prior to the effectiveness of the reverse stock split and the reverse stock split will be implemented by the one-year anniversary of the date on which the reverse stock split is approved by our stockholders at the Special Meeting, if at all.

In determining the reverse stock split ratio, the Board of Directors will consider numerous factors including:

●	the historical and projected performance of our Common Stock;

●	prevailing market conditions;

●	general economic and other related conditions prevailing in our industry and in the marketplace;

●	the projected impact of the selected reverse stock split ratio on trading liquidity in our Common Stock and our ability to continue our common stock’s listing on the NYSE American;

●	our capitalization (including the number of shares of our Common Stock issued and outstanding);

●	the prevailing trading price for our Common Stock and the volume level thereof; and

●	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by the Board of Directors, as opposed to a ratio fixed in advance, is to give our Board of Directors the flexibility to take into account then-current market conditions and changes in price of our Common Stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Certain Risks and Possible Disadvantages Associated with the Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price.

We expect that the reverse stock split will increase the per share trading price of our Common Stock. However, the effect of the reverse stock split on the per share trading price of our Common Stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share trading price of our Common Stock after the reverse stock split will not increase in the same proportion as the reduction in the number of our outstanding shares of Common Stock following the reverse stock split, and the reverse stock split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. In addition, although we believe the reverse stock split may enhance the marketability of our Common Stock to certain potential investors, we cannot assure you that, if implemented, our Common Stock will be more attractive to investors. Even if we implement the reverse stock split, the per share trading price of our Common Stock may decrease due to factors unrelated to the reverse stock split, including our future performance. If the reverse stock split is consummated and the per share trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.

The proposed reverse stock split may decrease the liquidity of our Common Stock and result in higher transaction costs.

The liquidity of our Common Stock may be negatively impacted by the reverse stock split, given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the per share trading price does not increase as a result of the reverse stock split. In addition, if the reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. Accordingly, the reverse stock split may not achieve the desired results of increasing marketability of our Common Stock as described above.

Potential Anti-Takeover Effect

The reverse stock split would result in an increased proportion of unissued authorized shares to issued shares, which could have possible anti-takeover effects and could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in our control or management (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of us with another company). These authorized but unissued shares could (within the limits imposed by applicable law) be issued in one or more transactions that could make a change of control of the Company more difficult, and therefore more unlikely, or used to resist or frustrate a third-party transaction that is favored by a majority of the independent stockholders. For example, without further stockholder approval, our Board of Directors could (within the limits imposed by applicable law) strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor our then current Board of Directors, or the shares could be available for potential issuance pursuant to a shareholder rights plan. The additional authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support the Board of Directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board of Directors although perceived to be desirable by some stockholders. The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Despite these possible anti-takeover effects, the Reverse Stock Split Proposal has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt or any effort of which we are aware to accumulate our stock or to obtain control of our company by means of a merger, tender offer, solicitation in opposition to management or otherwise (nor is our Board of Directors currently aware of any such attempts directed at us). Nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in our control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Impact of the Proposed Reverse Stock Split If Implemented

Effect on Outstanding Common Stock. If we implement the proposed reverse stock split, each stockholder will own a reduced number of shares of our Common Stock. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse stock split would result in any of the stockholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse stock split would result in any stockholders owning only a fractional share as described below).

As of July 3, 2023, there were 96,399,385 shares of our Common Stock issued and outstanding. The following table illustrates the effects of a reverse stock split at various ratios, without giving effect to any adjustments for fractional shares of Common Stock, on our outstanding shares of Common Stock as of July 3, 2023. The actual number of shares outstanding after giving effect to the reverse stock split, if effected, will depend on the actual ratio that is determined by our Board of Directors.

Reverse Stock Split Ratio	Shares Outstanding Prior to Reverse Split	Shares Outstanding After Reverse Split
1-for-20	96,399,385	4,819,969
1-for-30	96,399,385	3,213,313
1-for-40	96,399,385	2,409,985
1-for-50	96,399,385	1,927,988

Our authorized capital stock currently consists of 305,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share. Although the number of authorized shares of our Common Stock will not change as a result of the reverse stock split, the number of shares of our Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Board of Directors. Thus, the reverse stock split will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance by the amount of the reduction effected by the reverse stock split.

Following the reverse stock split, the Board of Directors will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Board deems appropriate. We do not currently have any plans, proposals or understandings to issue the additional shares that would be available if the reverse stock split is approved and effected.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of our Common Stock under the Exchange Act. If the proposed reverse stock split is implemented, we currently expect that the Common Stock will continue to be traded on the NYSE American under the symbol “NAVB,” although it will be considered a new listing with a new CUSIP number.

Effect on Stock Incentive Plan, Options, Restricted Stock Awards and Convertible or Exchangeable Securities. Pursuant to the terms of the Company’s 2014 Plan, appropriate adjustments will be made in the aggregate number of shares of Common Stock available for grant under the 2014 Plan, the number of shares of Common Stock subject to each outstanding award granted under the 2014 Plan, and the exercise price per share of outstanding stock options to equitably reflect the effects of the reverse stock split. Based upon the reverse stock split ratio determined by the Board of Directors, proportionate adjustments are also generally required to be made to the per share exercise price or conversion price and the number of shares of Common Stock issuable upon the exercise or conversion of outstanding warrants and any convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such warrants and convertible or exchangeable securities upon exercise or conversion, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares of Common Stock subject to restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares of Common Stock. The number of shares of Common Stock reserved for issuance pursuant to these securities and the 2014 Plan will be adjusted proportionately based upon the reverse stock split ratio determined by the Board of Directors, subject to our treatment of fractional shares of Common Stock.

No Fractional Shares

No fractional shares of Common Stock will be issued in connection with the reverse stock split. If, upon the proposed Amendment becoming effective pursuant to the Delaware General Corporation Law, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment in lieu of the issuance of any such fractional share in an amount per share equal to the closing price per share on the NYSE American on the trading day immediately preceding the effective date of the reverse stock split (as adjusted to give effect to the reverse stock split), without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefore.

After the reverse stock split, then current stockholders will have no further interest in the Company with respect to fractional shares. Such stockholders will only be entitled to receive the cash payment described above. Such cash payments may reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than the number of pre-split shares within the exchange ratio that is determined by the Board of Directors as described above; however, this is not the purpose of the reverse stock split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effective Time of Reverse Stock Split

If stockholders approve this proposal and our Board of Directors does not otherwise abandon the Amendment contemplating the Reverse Stock Split, we will file with the Delaware Secretary of State the Amendment, in the form attached to this proxy statement as Appendix A. The Reverse Stock Split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Amendment, which we refer to as the “effective time.” However, the exact timing of the filing of the Amendment will be determined by our Board of Directors based on its evaluation as to when such action will be most advantageous to the Company and its stockholders.

Exchange of Share Certificates

If the reverse stock split is effected, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Commencing at the effective time of the reverse stock split, stockholders holding shares in certificated form will be sent a transmittal letter by Continental Stock Transfer & Trust Company, the transfer agent for our Common Stock. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificates representing pre-reverse stock split shares of Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (“New Certificates”). No New Certificates will be issued to a stockholder until that stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange the stockholder’s Old Certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of post- reverse stock split Common Stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If any Old Certificates have a restrictive legend on the back of the Old Certificates, the New Certificate(s) will be issued with the same restrictive legends that are on the back of the Old Certificates. If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “No Fractional Shares.” Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Shares Held in Book-Entry

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken by the stockholder to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares of our Common Stock, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Common Stock held following the reverse stock split. In addition, if the stockholder is entitled to a cash payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective time of the reverse stock split. By signing and cashing the check, stockholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon the effectiveness of the reverse stock split, we intend to treat shares of Common Stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Accounting Consequences

If the reverse stock split is effected, the par value per share of our Common Stock will remain unchanged at $0.001 per share. The stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of our Common Stock issued and outstanding, will be reduced proportionately at the effective time of the reverse stock split. Correspondingly, the additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our Common Stock, will be increased by a number equal to the decrease in stated capital. Our stockholders’ equity, in the aggregate, will remain unchanged. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the reverse stock split because there will be fewer shares of Common Stock outstanding.

No Dissenters’ Rights

The holders of shares of our Common Stock will have no dissenters’ rights of appraisal under the Delaware General Corporation Law with respect to the reverse stock split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Federal Income Tax Consequences to U.S. Holders

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to certain U.S. Holders (as defined below) of our Common Stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder and administrative rulings, court decisions and other legal authorities related thereto, each as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations. Any such change or differing interpretation, which may or may not be retroactive, could alter the tax consequences to the stockholders described herein. This discussion is included for general informational purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder (as defined below).

This summary does not comprehensively describe all potential U.S. federal income tax considerations applicable to the reverse stock split. The discussion below only addresses stockholders who hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). It does not address all aspects of U.S. federal income tax that may be relevant to a stockholder in light of such stockholder’s particular circumstances or to a stockholder subject to special rules, such as brokers or dealers in securities or foreign currencies, stockholders subject to the alternative minimum tax or the tax on net investment income, stockholders that are not U.S. Holders, regulated investment companies, real estate investment trusts, traders in securities who mark to market, banks, financial institutions or insurance companies, mutual funds, stockholders holding their stock through individual retirement or other tax-deferred accounts, tax-exempt organizations, stockholders holding their stock as “qualified small business stock” pursuant to Section 1202 of the Code or as Section 1244 stock for purposes of the Code, stockholders who acquired their stock in connection with the exercise of warrants, stock options or stock purchase plans or other employee plans or compensatory arrangements, stockholders whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (or persons holding their common stock through such entities), stockholders who hold their stock as part of an integrated investment (including a “straddle,” a pledge against currency risk, a hedge or other “constructive” sale or “conversion” transaction) comprised of shares of our common stock and one or more other positions, stockholders who exercise dissenters’ or appraisal rights, or stockholders who may have acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code. In addition, this summary does not address any tax consequences other than certain U.S. federal income tax consequences of the reverse stock split, including the tax consequences of the reverse stock split under state, local or non-U.S. tax laws, or under estate, gift, excise or other non-income tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the reverse stock split (whether or not any such transactions are consummated in connection with the reverse stock split) including, without limitation, the tax consequences to holders of options, warrants or similar rights to acquire our Common Stock.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our Common Stock that is any of the following:

●	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

●

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Our view regarding the tax consequences of the reverse stock split is not binding with the Internal Revenue Service (“IRS”) or the courts. We have not sought, and do not intend to seek any tax opinion from counsel or ruling from the IRS with respect to any of the statements made in this summary. There can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences of the Reverse Stock Split

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder of Common Stock generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of Common Stock (as described below). A U.S. Holder’s aggregate tax basis in the shares of Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of common stock), and such U.S. Holder’s holding period for the shares of the Common Stock received should include the holding period for the shares of Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received in a recapitalization pursuant to the reverse stock split. U.S. Holders of Common Stock should consult their tax advisors as to application of the foregoing rules where shares of Common Stock were acquired at different times or at different prices.

Cash in Lieu of Fractional Shares

A U.S. Holder who receives cash in lieu of a fractional share of Common Stock pursuant to the reverse stock split is expected to recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s tax basis in the shares of Common Stock surrendered that is allocated to such fractional share of Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock surrendered in the reverse stock split exceeds one year at the time of the reverse stock split. There are limitations on the deductibility of capital losses under the Code.

Information Reporting and Backup Withholding

A holder of Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the reverse stock split. To avoid backup withholding, each holder of common stock that does not otherwise establish an exemption should provide its taxpayer identification number and comply with the applicable certification procedures. Holders of Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, as well as the procedures for obtaining a credit or refund if backup withholding is imposed.

Required Vote

Approval of Proposal 1 will require the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock and Series K Preferred Stock entitled to vote either in person or by proxy at the Special Meeting.

Our Board of Directors recommends a vote “FOR” approval of the Reverse Stock Split Proposal.

PROPOSAL 2

APPROVAL OF PREFERRED STOCK CONVERSION AND CHANGE OF CONTROL PROPOSAL

Overview

Our Common Stock is listed on the NYSE American, and we are subject to Section 713(a) of NYSE American Company Guide, which requires us to obtain shareholder approval prior to the sale, issuance, or potential issuance of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock. In addition, Section 713(b) of the NYSE American Company Guide requires stockholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) when the issuance or potential issuance of additional shares may result in a change of control of the issuer.

Pursuant to the Exchange Agreement (as defined below), John K. Scott, Jr. the Vice Chairman of our Board, has agreed to surrender all of his remaining 2,270 shares of Series G Preferred Stock and the remaining balance of accrued and unpaid dividends thereon in exchange for 27,889 shares of Series J convertible preferred stock (“Series J Preferred Stock”). Assuming conversion of the 27,889 shares of Series J Preferred Stock, the Company would issue to Mr. Scott 26,816,389 shares of Common Stock, which, when combined with the shares issued upon conversion on or about June 5, 2023 (as described below), would be in excess of 20% of our outstanding Common Stock prior to issuance and also would constitute a “change of control” for purposes of Section 713(b).

In addition, the Company desires the flexibility to issue additional shares of Common Stock or Series J Preferred to repay Mr. Scott’s Term Note (as later defined) in full, instead of using cash. The Company would need to issue additional shares of Common Stock to Mr. Scott upon the conversion of the shares of Series J Preferred Stock that are issued in connection with a potential repayment and cancellation of Mr. Scott’s Term Note. The exact number of shares of Common Stock to be issued to Mr. Scott pursuant to the conversion of any such Series J Preferred Stock will depend on the closing stock price of our Common Stock at the time of such conversion and could exceed 20% of our outstanding Common Stock prior to issuance. As of the date of this proxy statement, neither the Company nor Mr. Scott has committed or entered into an agreement to effect the repayment of the Term Note in exchange for the issuance of Series J Preferred Stock.

In order to satisfy the stockholder approval requirements of Section 713(a) and section 713(b) of NYSE American Company Guide, we are asking stockholders to approve the issuance of more than 20% of our Common Stock to Mr. Scott upon conversion of shares of Series J Preferred Stock which were issued pursuant to the Exchange Agreement and which may be issued pursuant to the potential cancellation of the Term Note.

Background

Stock Exchange Agreement

On June 1, 2023, the Company entered into a Stock Exchange Agreement (“Exchange Agreement”) with Mr. Scott, pursuant to which Mr. Scott surrendered 990 shares of Series G Preferred Stock and $68,853.22 of accrued and unpaid dividends thereon in exchange for 11,969 shares of Series J Preferred Stock. On or about June 5, 2023 Mr. Scott converted the 11,969 shares of Series J Preferred Stock into 11,508,672 shares of our Common Stock, which represents slightly less than 19.99% of our outstanding Common Stock as of June 1, 2023. Accordingly, we are not seeking stockholder approval under this Proposal 2 for the prior issuance of 11,508,672 shares of Common Stock upon such conversion for purposes of compliance with the NYSE American Company Guide.

Pursuant to the Exchange Agreement, at a second closing, Mr. Scott also agreed to surrender all of his remaining 2,270 shares of Series G Preferred Stock and the remaining balance of accrued and unpaid dividends thereon in exchange for 27,889 shares of Series J Preferred Stock, subject to the Company’s stockholders approving the issuance of shares of Common Stock in excess of 20% of our outstanding Common Stock upon conversion of any such Series J Preferred Stock in compliance with NYSE American listing standards. The Company agreed to hold a stockholders’ meeting on the earliest practical date for the purpose of obtaining the stockholder approval, with the recommendation of the Board that the proposal be approved. Under the Exchange Agreement, if the Company does not obtain stockholder approval at the stockholders’ meeting, the exchange of 2,270 shares of Series G Preferred Stock for 27,889 shares of Series J Preferred Stock will not occur, and Mr. Scott will continue to own such shares of Series G Preferred Stock and the right to receive the accrued but unpaid dividends on the 2,270 shares of Series G Preferred Stock. The Audit Committee of the Board approved the fair value of the shares of Series G Preferred Stock being surrendered pursuant to the Exchange Agreement based on an independent valuation obtained by the Company and approved the issuance of shares of Series J Preferred Stock pursuant to the Exchange Agreement.

Term Note

On April 10, 2022, the Company entered into a Stock Exchange and Loan Agreement (the “Purchase Agreement”) with Mr. Scott, pursuant to which Mr. Scott made a loan to the Company in the principal amount of $2.5 million. The outstanding balance of the loan, which is evidenced by a Secured Term Note (the “Term Note”), bears interest at a rate of 8% per annum, with payments of interest only to be made over a period of two (2) years. All outstanding principal and accrued and unpaid interest under the Term Note is due and payable on the second anniversary of the Purchase Agreement. The Company’s obligations under the Term Note are secured by a first priority security interest in all of the Company’s assets and personal property pursuant to a Security Agreement.

On June 29, 2023, the Company entered into a letter agreement with Mr. Scott to exchange $1,073,600 principal amount of the Term Note for 12,200,000 shares of Common Stock based on the closing stock price on June 28, 2023. The Company desires to have the flexibility to repay the remaining outstanding indebtedness of $1,426,400 under the Term Note plus accrued but unpaid interest in exchange for shares of Series J Preferred Stock and/or Common Stock, instead of using cash. The exact number of shares of Common Stock to be issued in such exchange will depend on the closing stock price of our Common Stock at the time of such conversion or exchange and could exceed 20% of our outstanding Common Stock prior to issuance. As of the date of this proxy statement, except for the letter agreement described above, neither the Company nor Mr. Scott has committed or entered into an agreement to effect the repayment and cancellation of the Term Note in exchange for the issuance of  Series J Preferred Stock and/or Common Stock.  Any such exchange of the Term Note for Series J Preferred Stock and/or Common Stock will require approval of the audit committee of the Board.

Description of Series J Preferred Stock

The Series J Preferred Stock is convertible into a number of shares of Common Stock equal to the original issuance price divided by $0.104, subject to adjustment for stock splits, combinations, stock dividends, reorganizations and other similar transactions. However, the holder may not convert shares of the Series J Preferred Stock if, as a result of such conversion, the holder would beneficially own more than 4.99% of the total number of shares of Common Stock outstanding at such time unless the holder of Series J Preferred Stock obtains the prior written consent of the Company (which consent the Company may withhold in its sole absolute discretion).

Except with respect to transactions which may adversely affect any right, preference, privilege or voting power of the Series J Preferred Stock, the Series J Preferred Stock has no voting rights. If dividends are declared on the Common Stock, the holder of Series J Preferred Stock will be entitled to receive an amount equal to the dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which the Series J Preferred Stock could be converted on the record date, without regard to any conversion limitations.

Upon any liquidation, the holder of Series J Preferred Stock will be entitled to receive, before any assets may be distributed to the holders of Common Stock, an amount per share of Series J Preferred Stock calculated by taking the total amount available for distribution to holders of all of the Company’s outstanding Common Stock divided by the total of (x) all of the then outstanding shares of the Company’s Common Stock plus (y) all of the shares of the Company’s Common Stock into which all of the outstanding shares of the Series J Preferred Stock can be converted, and then (z) multiplying the sum so obtained by the number of shares of Common Stock into which such share of Series J Preferred Stock could then be converted.

Reasons for Requesting Stockholder Approval

As discussed in further detail below, the primary reasons for Proposal 2 are to help the Company maintain its NYSE American listing and preserve its NOL benefits. We are subject to Section 713(a) of NYSE American Company Guide, which requires us to obtain shareholder approval prior to the sale, issuance, or potential issuance of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock. In addition, Section 713(b) of the NYSE American Company Guide requires stockholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) when the issuance or potential issuance of additional shares may result in a change of control of the issuer.

As of the date we entered into the Exchange Agreement, we had 57,643,213 shares of Common stock outstanding (or approximately 145,159,383 shares of Common Stock on a fully diluted basis). Assuming conversion of 27,889 shares of Series J Preferred Stock acquired in connection with the second closing under the Exchange Agreement, the Company would need to issue to Mr. Scott 26,816,389 shares of Common Stock, which would constitute approximately 46.5% of the outstanding Common Stock prior to issuance. As a result, the issuance of 26,816,389 shares of Common Stock upon conversion of the Series J Preferred Stock requires stockholder approval under Section 713(a) of the NYSE American Company Guide.

We also believe the issuance of 26,816,389 shares Common Stock to Mr. Scott upon conversion of the Series J Preferred Stock would constitute a “change of control” of the Company for purposes of Section 713(b), thereby triggering stockholder approval. As of the date of the proxy statement, Mr. Scott would own approximately 47.54% of the outstanding Common Stock, assuming conversion of the shares of Series J Preferred Stock into 26,816,389 shares of Common Stock.

The possible issuance of  additional shares of Common Stock to Mr. Scott, either directly or upon the conversion of Series J Preferred Stock, in connection with a potential repayment and cancellation of the remaining principal balance of $1,426,400 of Mr. Scott’s Term Note plus accrued but unpaid interest could exceed 20% of our outstanding Common Stock prior to issuance and would further increase Mr. Scott’s stock ownership and voting power, thereby triggering stockholder approval under the NYSE American Company Guide.

Possible Effects of the Proposal

If stockholders do not approve Proposal 2, the exchange of 2,270 shares of Series G Preferred Stock for 27,889 shares of Series J Preferred Stock will not occur, and Mr. Scott will continue to own 2,270 shares of Series G Preferred Stock and the right to receive the accrued but unpaid dividends thereon. Pursuant to the terms of the Series G Preferred Stock, the dividend rate was 6% per annum, compounded quarterly, commencing July 1, 2022 and thereafter the rate increases by 1% per annum every quarter to a maximum of 12% per annum. Further, upon our liquidation, the holder of Series G Preferred Stock is entitled to receive a liquidation preference in the amount equal to $1,000 per share plus any accrued and unpaid dividends thereon.

In addition, if stockholders do not approve Proposal 2, the Company will not have the flexibility to repay or exchange the remaining principal balance of $1,426,400  of the Term Note for shares of Series J Preferred Stock or Common Stock and will be required to repay the remaining principal balance of $1,426,400 of the Term Note plus accrued but unpaid interest in cash. Pursuant to the terms of the Term Note, the Company would be required to continue to make interest payments at 8% per annum and the principal balance of the Term Note would become due in April 2024. Given the Company’s need to have sufficient operating capital to develop its business, the Company believes that it is important that stockholders approve Proposal 2 in order to avoid incurring these ongoing liabilities and large cash outlays with respect to the Series G Preferred Stock and Term Note. We also believe that stockholder approval of Proposal 2 will help to preserve the Company’s substantial NOLs.

Certain existing and potential investors have made it a condition to any investment in the Company that the Series G Preferred Stock and/or the Term Note be exchanged for capital stock of the Company. Failure to obtain stockholder approval for Proposal 2 may discourage future investors from engaging in future financings with us. If these consequences occur, we may have difficulty finding alternative sources of capital to fund our operations in the future on terms favorable to us or at all. The Company is required to have an aggregate net worth of at least $6 million or a market capitalization of at least $50 million prior to July 31, 2023, in order to maintain its listing on NYSE American and is therefore in urgent need of additional equity capital. The failure to approve Proposal 2 will likely preclude the Company from reaching either of these listing standards and result in the Company’s delisting from NYSE American. Delisting could adversely affect the liquidity of our Common Stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. Even with approval of Proposal 2, we can provide no assurance that we would be successful in raising the required funds pursuant to additional equity financings or that such funds could be raised at prices that would not create substantial dilution for our existing stockholders.

If Proposal 2 is approved by our stockholders, (i) 27,889 shares of Series J Preferred Stock would be convertible at any time after receipt of such approval, into a total of  26,816,389 shares of Common Stock and (ii) additional shares of Common Stock could be issued to Mr. Scott, either directly or upon the conversion of Series J Preferred Stock, in connection with a potential cancellation of  the Term Note. The exact number of shares of Common Stock to be issued pursuant to the conversion referenced in clause (ii) above will depend on the closing stock price of our Common Stock at the time of such exchange or conversion. Assuming a stock price of $0.09 (the closing stock price on June 30, 2023) and the issuance of Common Stock (instead of Series J Preferred Stock)  to repay Mr. Scott’s Term Note in full, a total of 15,848,889 shares of Common Stock would be issued to Mr. Scott. As of the date of this proxy statement, except for the letter agreement described above, neither the Company nor Mr. Scott has committed or entered into an agreement to effect the cancellation of the Term Note in exchange for the issuance of  Series J Preferred Stock and/or Common Stock. Accordingly, there is no assurance that such exchange will occur. The 26,816,389 shares of Common Stock plus any additional shares of Common Stock that we could issue to Mr. Scott, either directly or  upon conversion of Series J Preferred Stock, will likely result in Mr. Scott obtaining majority voting power, result in greater dilution to existing stockholders, and may result in a decline in our stock price or greater price volatility.

In addition, the Company’s NOL consultants have advised the Company that if Mr. Scott’s equity ownership position is reduced beyond a certain percentage level, the Company could forfeit the benefits of its substantial NOLs. Thus, although there is no assurance that the NOL benefits can be maintained under any circumstances, the Company believes that stockholder approval of Proposal 2 will ensure maximum future flexibility for the Company to preserve such NOL benefits.

Required Vote

The approval of Proposal 2 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the matter.

Our Board of Directors recommends a vote “FOR” approval of the issuance of more than 19.99% of the Company’s Common Stock to Mr. John K. Scott, Jr. upon conversion of the Series J Preferred Stock and the resulting “change of control” under the NYSE American listing rules.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 3, 2023, certain information with respect to the beneficial ownership of shares of our Common Stock and Series K Preferred Stock by: (i) each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (ii) each director or nominee for director of our Company, (iii) each of the Named Executive Officers, and (iv) our directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is based on 96,399,385 shares of our Common Stock outstanding and 84,199 shares of Series K Preferred Stock outstanding as of July 3, 2023. Shares underlying options or other rights to acquire our Common Stock that are exercisable within 60 days of July 3, 2023 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options or other rights, but are not deemed outstanding for computing the percentage ownership of any other persons. The address of all directors and executive officers is c/o Navidea Biopharmaceuticals, Inc., 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Shares of Series K Preferred Stock Beneficially Owned(f)	Percentage of Common Stock Beneficially Owned	Percentage of Series K Preferred Stock Beneficially Owned(f)
Directors and Executive Officers
Amit Bhalla (a)	54,318	48	*	*
Jill Stefanelli, Ph.D. (b)	250,000	250	*	*
John K. Scott Jr. (c)	52,161,254	19,566	44.7%	23.2%
Joshua Wilson(d)	-		-	-
Malcolm G. Witter (e)	1,121,918	112	1.2%	*

All directors and executive officers as a group (5 persons)	53,587,490	19,976	45.5%	23.7%

(*)	Less than one percent.
(a)

This amount includes 2,500 shares issuable upon exercise of options which are exercisable within 60 days and 3,750 shares that Mr. Bhalla has the right to receive within 60 days but has elected to defer, but does not include 20,000 shares of unvested restricted stock.

(b)	Dr. Stefanelli was appointed to the Board effective June 1, 2023.
(c)

This amount includes (i) 2,639 shares owned by Mr. Scott’s spouse, (ii) 7,500 shares owned by Mr. Scott’s children, (iii) 32,483 shares that Mr. Scott has the right to receive within 60 days but has elected to defer, (iv) 15,000,000 shares issuable upon conversion of Series I Convertible Preferred Stock and (v) 5,332,800 shares issuable upon exercise of warrants. Mr. Scott will not have the right to convert the Series I Preferred Stock or exercise the warrants to the extent that such conversion or exercise would cause Mr. Scott, together with his affiliates, to beneficially own in excess of 4.99% of the then outstanding common stock following such conversion or exercise. This amount excludes 30,000 shares of unvested restricted stock that Mr. Scott has the right to receive within 60 days but has elected to defer.

(d)	Does not include 30,000 shares of unvested restricted stock.
(e)

This amount includes (i) 2,500 shares issuable upon exercise of options which are exercisable within 60 days, (ii) 32,886 shares that Mr. Witter has the right to receive within 60 days but has elected to defer, (iii) 718,750 shares issuable upon conversion of Series I Convertible Preferred Stock and (iv) 255,530 shares issuable upon exercise of warrants. This amount excludes 20,000 shares of unvested restricted stock.

(f)

All shares of Series K Preferred Stock that are not present in person or by proxy at the Special Meeting as of immediately prior to the opening of the polls at the Special Meeting will be automatically redeemed. The Series K Preferred Stock is entitled to be voted together with the Common Stock as a single class on the Reverse Stock Split Proposal. Please refer to the discussion in the “General Information” section of this proxy statement under “Stockholders Entitled to Vote at Special Meeting” for a description of the Series K Preferred Stock.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors does not intend to present any other items of business at the Special Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, only one copy of our proxy materials is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to any stockholder at a shared address to which a single copy was delivered. To receive separate copies, you may write to the Company, c/o Corporate Secretary, Navidea Biopharmaceuticals, Inc. at 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017 or call the Company at 614-793-7500.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The Company’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card.

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

Navidea Biopharmaceuticals, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.    The name of this Corporation is “Navidea Biopharmaceuticals, Inc.”

2.    Section 4.1 of Article Four of the Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

“4.1 Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 305,000,000 shares, consisting of:

(a) 300,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”);

(b) 5,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each [                  ] shares of Common Stock immediately prior to the Effective Time shall be automatically reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued in the reclassification and, in lieu thereof any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fair value thereof. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time).”

3.    This Certificate of Amendment of Amended and Restated Certificate of Incorporation, as amended, of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.         This Certificate of Amendment shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be duly executed this _______ day of ________________, 2023.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:

NAVIDEA BIOPHARMACEUTICALS, INC.

Special Meeting of Stockholders

July 27, 2023 at 1:00 P.M. Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Joshua M. Wilson and John K. Scott, Jr., and each of them, severally, with full power of substitution, as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated below, all the shares of capital stock of Navidea Biopharmaceuticals, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on July 27, 2023 at 1:00 p.m. Eastern Time, or any adjournment thereof, upon the matters specified and such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the Proposals 1 and 2.

1.

To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect, on or prior to the one-year anniversary of the date of the Special Meeting, a reverse split of our common stock at a ratio between 1-for-20 and 1-for-50, with such ratio and the implementation and timing of such reverse stock split to be determined in the discretion of our Board of Directors (“Reverse Stock Split Proposal”).

☐  FOR                           ☐  AGAINST                            ☐  ABSTAIN

2.

To approve, for purposes of the NYSE American listing rules, the issuance of more than 19.99% of our outstanding common stock upon conversion of our Series J convertible preferred stock to our Vice Chairman, John K Scott, Jr., which issuance will also result in a “change of control” of our company under NYSE American listing rules (“Preferred Stock Conversion and Change of Control Proposal”).

☐  FOR                           ☐  AGAINST                           ☐  ABSTAIN

Your Series K Preferred Stock will be voted in the same manner as you’ve instructed for your Common Stock on Proposal 1.

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature	Date

Signature (Joint Owners)	Date